Exhibit 99.1

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

(incorporated in the Cayman Islands with limited liability)

(Stock Code: 1128)

MAJOR TRANSACTION AND INSIDE INFORMATION

AGREEMENT FOR THE CONSTRUCTION WORKS

FOR

THE COMPANY’S COTAI PROJECT

Reference is made to the Company’s Discloseable Transaction Announcement made on 18 July 2013. The Company is pleased to announce that on 29 July 2013, the Group reached an agreement with Leighton Contractors (Asia) Limited for the Construction Works for the Company’s Cotai project for a guaranteed maximum price of HK$20,007,640,731 (approximately US$2.57 billion).

IMPLICATIONS UNDER THE LISTING RULES

As one of the applicable percentage ratios calculated under the Listing Rules in respect of the Cotai Construction Agreement based on the guaranteed maximum price exceeds 25% but is less than 100%, the transaction therefore constitutes a major transaction of the Company and is subject to the notification, publication and shareholders’ approval requirements under Chapter 14 of the Listing Rules. The Company is also issuing this announcement pursuant to Rule 13.09 of the Listing Rules and under Part XIVA of the Securities and Futures Ordinance (Cap. 571).

The Company is not required to convene a general meeting for approving the transaction because the Company has obtained written approval of the transaction from WM Cayman Holdings Limited I in lieu of convening a general meeting, as permitted by Rule 14.44 of the Listing Rules. WM Cayman Holdings Limited I owns an aggregate of 3,750,000,000 shares, representing approximately 72.3% of the total issued shares and voting rights of the Company as at the date of this announcement.

THE CIRCULAR

A circular containing, among other information, further details of the Construction Works, will be dispatched to shareholders in compliance with the Listing Rules. Rule 14.41 of the Listing Rules requires us to dispatch to shareholders a circular in relation to the Construction Works within 15 business days after the publication of this announcement, which is on or before 19 August 2013.

*	For identification purposes only.

Reference is made to the Company’s Discloseable Transaction Announcement made on 18 July 2013. The Company is pleased to announce that on 29 July 2013, the Group reached an agreement with LCAL for the Construction Works for the Company’s Cotai project for a guaranteed maximum price of HK$20,007,640,731 (approximately US$2.57 billion).

PRINCIPAL TERMS OF THE COTAI CONSTRUCTION AGREEMENT

The principal terms of the Cotai Construction Agreement are as follows:

Date	:	29 July 2013

Parties	:	(1) Wynn Resorts (Macau) S.A.

(2) Palo Real Estate Company Limited

(3) Leighton Contractors (Asia) Limited

Subject	:	The construction of the Company’s Cotai project.

Expected timing of completion	:	In the first half of 2016.

Guaranteed maximum price	:	HK$20,007,640,731 (approximately US$2.57 billion).

Performance bond	:	The Group will receive an on-demand performance bond for 5% of the value of the Construction Works, as well as a parent company guarantee from LCAL’s parent company covering the obligations of LCAL under the Cotai Construction Agreement.

Scope of Construction

Pursuant to the Cotai Construction Agreement, we have agreed to engage LCAL with respect to the construction of an integrated luxury resort on the Cotai Land containing a casino, luxury hotel and other facilities and attractions including a spa, restaurants, retail stores, a convention and business center and entertainment venues. The scope of the Construction Works includes project management, substructure, structural, design and architectural works, facades, exterior finishes, certain interior finishes, mechanical, electrical and plumbing installations, external landscaping work, underground drainage and utilities service works. LCAL must complete the Construction Works in accordance with the detailed terms of the Cotai Construction Agreement in good faith and by furnishing its best skill and judgment. LCAL has also made undertakings and representations and provided warranties and covenants in favor of WRM and Palo.

The Company’s Cotai project is currently expected to cost approximately HK$31 billion (approximately US$4 billion), which is within the range of expected costs reported in the Company’s 2012 annual report. The additional costs of the Company’s Cotai project reflected in the above expected cost that are not within the scope of the Cotai Construction Agreement will not be undertaken by LCAL and will be borne by the Group. These additional costs include, but are not limited to, pre-opening costs, the purchase of the Group’s supplies and equipment, land lease payments for the Cotai Land, capitalized interest and certain fit-out costs of the Company’s Cotai project.

Payment Terms and Funding

The guaranteed maximum price was derived after arm’s length negotiations between the Group and LCAL with reference to factors such as the expected scope and complexity of the Construction Works, the estimated cost of materials and labor and the market price for carrying out comparable work.

Under the Cotai Construction Agreement, the Group will make monthly progress payments against approved invoices. The payments are anticipated to be financed by internal resources and existing credit facilities of the Group.

The Group will retain 5% from each progress payment as retention money. The retained funds will be released to LCAL in two installments in the following manner:

•	Upon the project reaching substantial completion, 50% of the retention money will be released on the next regularly scheduled payment date following substantial completion; and

•

the remaining 50% of the retention money will be released on the first anniversary of the date of substantial completion, or upon the expiration of the defects liability period for the construction works, whichever is later.

LCAL may apply to the Group for an advance payment of up to HK$100 million (approximately US$12.8 million) after two months from the indicated commencement date of the relevant construction works. Early completion bonus amounts for early achievement of substantial completion and interim milestones will be paid to LCAL if certain conditions are satisfied under the Cotai Construction Agreement.

The Group is entitled to liquidated damages for delays if LCAL fails to achieve any of the interim milestones and/or substantial completion within the prescribed time. The aggregate liability for failure to achieve any and all of the interim milestones and/or substantial completion will not exceed US$200 million (approximately HK$1,560 million).

REASON FOR AND BENEFITS OF THE COTAI CONSTRUCTION AGREEMENT

LCAL was selected through a competitive process that included comparisons of, among other things, design and construction capabilities, cost of work and contractor fees, contingencies, preliminaries, scheduling and ability to execute in accordance with the Group’s proposed timetable for the construction of the Company’s Cotai project.

After due care and consideration of the relevant factors, the Directors believe that it is in the best interests of the Company to engage LCAL for the Construction Works. The terms and conditions of the Cotai Construction Agreement were negotiated among the parties involved on an arm’s length basis. The Board (including all the independent non-executive directors) consider that the terms and conditions of the Cotai Construction Agreement, including the payment terms, are on normal commercial terms that are fair and reasonable and in the interests of the Company and its shareholders as a whole. The Board believes that the development and construction of the Company’s Cotai project will facilitate the growth of the Group’s business.

None of the Directors has any material interest in the Cotai Construction Agreement. Accordingly, none of them are required to abstain from voting on the board resolutions for considering and approving the transaction.

INFORMATION ABOUT THE COMPANY AND LCAL

The Company, through WRM, is a developer, owner and operator of destination casino resorts in Macau. WRM holds one of the six concessions or subconcessions authorizing it to own and operate casinos in Macau, and currently owns and operates “Wynn Macau” and “Encore”.

LCAL is engaged in providing engineering and construction services and has extensive experience in a diverse range of large-scale construction projects in both public and private sectors, including commercial and residential developments and five-star luxury casinos and hotels. LCAL acted as the main contractor for the “Wynn Macau” and “Encore” construction projects. To the best of each director’s knowledge, information and belief having made all reasonable enquiries, LCAL and its respective ultimate beneficial owners are third parties independent of the Company and its connected persons (as defined in the Listing Rules).

IMPLICATIONS UNDER THE LISTING RULES

As one of the applicable percentage ratios calculated under the Listing Rules in respect of the Cotai Construction Agreement based on the guaranteed maximum price exceeds 25% but is less than 100%, the transaction therefore constitutes a major transaction of the Company and is subject to the notification, publication and shareholders’ approval requirements under Chapter 14 of the Listing Rules. The Company is also issuing this announcement pursuant to Rule 13.09 of the Listing Rules and under Part XIVA of the Securities and Futures Ordinance (Cap. 571).

The Company is not required to convene a general meeting for approving the transaction because the Company has obtained written approval of the transaction from WM Cayman Holdings Limited I in lieu of convening a general meeting, as permitted by Rule 14.44 of the Listing Rules. WM Cayman Holdings Limited I owns an aggregate of 3,750,000,000 shares, representing approximately 72.3% of the total issued shares and voting rights of the Company as at the date of this announcement.

THE CIRCULAR

A circular containing, among other information, further details of the Construction Works, will be dispatched to shareholders in compliance with the Listing Rules. Rule 14.41 of the Listing Rules requires us to dispatch to shareholders a circular in relation to the Construction Works within 15 business days after the publication of this announcement, which is on or before 19 August 2013.

DEFINITIONS

In this announcement, unless otherwise indicated in the context, the following expressions have the meanings set out below:

“Board”	:	the board of Directors of the Company

“Company”	:	Wynn Macau, Limited, a company incorporated in the Cayman Islands on 4 September 2009 as an exempted company with limited liability

“Construction Works”	:	the construction of the Company’s Cotai project being undertaken by LCAL

“Cotai Land”	:	the approximately 51 acres of land in the Cotai area of Macau, leased by Palo from the Macau Government for the purpose of the Group’s construction, development and operation of the Company’s Cotai project

“Cotai Construction Agreement”	:	the supplemental agreement between WRM, Palo and LCAL dated 29 July 2013 concerning the construction of Company’s Cotai project and confirming, among other things, the guaranteed maximum price for the Construction Works, and which supplements the agreement between the same parties dated 9 November 2012

“Director”	:	a director of the Company

“Discloseable Transaction Announcement”	:	the Company’s discloseable transaction announcement made on 18 July 2013 concerning certain pre-foundation site- related activities authorized by the Group and relating to the Company’s Cotai project

“Group”, “we” or “us”	:	the Company and its subsidiaries, or any of them, and the businesses carried on by such subsidiaries, except where the context makes it clear that the reference is only to the Company itself and not to the Group

“HK$”	:	Hong Kong dollars, the lawful currency of Hong Kong. For the convenience of the reader, this announcement contains currency conversions between United States dollars (US$) to Hong Kong dollars (HK$) at the rate of US$1 = HK$7.8

“Hong Kong”	:	the Hong Kong Special Administrative Region of the People’s Republic of China

“LCAL”	:	Leighton Contractors (Asia) Limited, a company incorporated in Hong Kong

“Listing Rules”	:	the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited

“Macau”	:	the Macau Special Administrative Region of the People’s Republic of China

“Macau Government”	:	the government of Macau

“Palo”	:	Palo Real Estate Company Limited, a company incorporated in Macau with limited liability and a wholly-owned indirect subsidiary of the Company

“Stock Exchange”	:	The Stock Exchange of Hong Kong Limited

“US$”	:	United States dollars, the lawful currency of the United States of America

“WRM”	:	Wynn Resorts (Macau) S.A., a company incorporated in Macau with limited liability and a wholly-owned indirect subsidiary of the Company

By order of the Board Wynn Macau, Limited Stephen A. Wynn Chairman

Hong Kong, 30 July 2013

As at the date of this announcement, the Board comprises Stephen A. Wynn, Ian Michael Coughlan and Linda Chen (as Executive Directors); Allan Zeman and Matthew O. Maddox (as Non-Executive Directors); and Nicholas Sallnow-Smith, Bruce Rockowitz and Jeffrey Kin-fung Lam (as Independent Non-Executive Directors).